EXHIBIT 99.2

FOR IMMEDIATE RELEASE                                       JUNE  15, 1999

                HEILIG-MEYERS ANNOUNCES THE SALE OF ITS RHODES
                  DIVISION AND REPORTS 1ST QUARTER RESULTS

         Richmond, VA: Heilig-Meyers Company (NYSE: HMY) today announced the signing of a definitive agreement to sell its Rhodes division to an investment group that includes certain institutional investors and the division's current management team. The transaction is expected to be valued in excess of $110 million. Under terms of the agreement, Heilig-Meyers expects to receive $60 million in cash, a $40 million note and an option to acquire a 10% equity interest in the new company. Heilig-Meyers will also have the option to acquire an incremental 10% equity interest if certain financial goals are achieved by the new company. Under terms of the agreement, Rhodes will assume approximately $10 million in capital lease obligations. Heilig-Meyers also noted that in connection with the transaction it has agreed to provide or guaranty a $20 million standby credit facility to Rhodes, which may only be drawn on in certain circumstances after utilization of availability under Rhodes' primary credit facility. In addition, Heilig-Meyers has previously guaranteed certain leases and other obligations of Rhodes, which may not be released in connection with this transaction. Rhodes has agreed to indemnify Heilig-Meyers in the event that payments are made under these guarantees. The transaction, which is subject to certain customary closing conditions, is expected to close in the second fiscal quarter that ends August 31, 1999.

         William C. DeRusha, Chairman and Chief Executive Officer of Heilig-Meyers Company, stated that this would be the Company's second major transaction resulting from its strategic divestiture review of non-core operating assets. He added that the proceeds from the pending Mattress Discounters transaction, in combination with proceeds from this divestiture, would allow the Company to lower its debt obligations by over 30%, thus significantly improving the overall financial position of the Company. Mr. DeRusha reiterated the Company's commitment to aggressively employing those strategies which improve operating performance and accordingly, shareholder value. He added that completion of these two transactions would allow management to reallocate Company resources to expedite initiatives aimed at improving the profitability in the core Heilig-Meyers Furniture business.

         The Company also reported consolidated results for the first quarter ended May 31, 1999. Total revenues for the quarter increased 3.0% to $689.2 million, compared to $668.9 million for the quarter ended May 31, 1998. Net earnings prior to a $114 million pre-tax write-down of assets associated with the Rhodes division were $9.0 million or $0.15 per share, compared to $10.2 million or $0.17 per share in the prior year. Including the write-down associated with the Rhodes division, the Company incurred a consolidated net

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loss of $70.5 million, or $1.18 per share. Management noted that the pre-tax gain, relating to the pending Mattress Discounters divestiture, was expected to offset this loss in the second quarter. Management also noted that it is continuing to review non-core operations and that certain other strategic decisions could impact the expected gain from the pending Mattress Discounters transaction.

         Mr. DeRusha commented that during the first quarter the Company made tremendous progress toward redirecting its strategic focus to its core Heilig-Meyers Furniture operations. He added that overall operating results were well ahead of street expectations and that management was pleased with the positive trends in the core business.

         Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items. As of May 31, 1999 the Company operated 1,257 stores:
814 as Heilig-Meyers, 241 as Mattress Discounters, 93 as Rhodes, 77 as The RoomStore and 32 in Puerto Rico as Berrios.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The forward-looking statements made above and identified by such words as "EXPECTS," AND "MAY" reflect the Company's reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include but are not limited to, the customer's willingness, need and financial ability to purchase home furnishings and related items, the costs and effectiveness of promotional activities, the Company's access to, and cost of, capital as well as the investment group's ability to obtain satisfactory financing for the purchase of Rhodes. Also payments under guarantees of Rhodes leases or other obligations or the standby credit facility as a result of lower than expected Rhodes operating results or defaults by Rhodes could impact the outcome of the forward looking statements. Other factors such as changes in tax laws, consumer credit and bankruptcy trends, recessionary or expansive trends in the Company's markets, inflation rates and regulations and laws which affect the Company's ability to do business in its markets may also impact the outcome of the forward-looking statements.

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
                              HEILIG-MEYERS COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands except per share data)

                                                               Three Months Ended
                                                                    May 31,
                                                               ------------------
                                                             1999             1998
                                                             ----             ----
Revenues:
     Sales                                               $   618,492      $   593,795
     Other income                                             70,711           75,144
                                                         -----------      -----------
         Total revenues                                      689,203          668,939
                                                         -----------      -----------

Costs and expenses:
     Costs of sales                                          400,229          393,432
     Selling, general and administrative                     231,320          217,296
     Interest                                                 19,733           19,140
     Provision for doubtful accounts                          23,872           23,199
                                                         -----------      -----------
         Total costs and expenses                            675,154          653,067
                                                         -----------      -----------

Write-down of assets held for sale                          (113,690)               -

Earnings (loss) before provision for income taxes            (99,641)          15,872

Provision (benefit) for income taxes                         (29,101)           5,678
                                                         -----------      -----------

Net earnings (loss)                                      $   (70,540)     $    10,194
                                                         ===========      ===========

Net earnings (loss) per share of common stock:
     Basic                                               $     (1.18)     $      0.17
                                                         ===========      ===========
     Diluted                                             $     (1.18)     $      0.17
                                                         ===========      ===========

Weighted average shares:
     Basic                                                    59,861           58,812
                                                         ===========      ===========
     Diluted                                                  59,861           59,670
                                                         ===========      ===========

Cash dividends per share of common stock                 $      0.07      $      0.07
                                                         ===========      ===========
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                              HEILIG-MEYERS COMPANY
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                           MAY 31,                           FEBRUARY 28,
                                                                            1999                                1999
                                                                    -----------------------             -----------------------
ASSETS

Current assets:
        Cash                                                        $          20,649                   $          67,254
        Accounts receivable, net                                              252,205                             254,282
        Retained interest in securitized
              receivables                                                     192,184                             190,970
        Inventories                                                           396,845                             493,463
        Other current assets                                                   98,773                             124,305
        Net assets held for sale                                              159,857                                   -
                                                                    ------------------                  ------------------
             Total current assets                                           1,120,513                           1,130,274
                                                                    ------------------                  ------------------

Property and equipment, net                                                   320,712                             400,686
Other assets                                                                  104,995                              72,632
Excess costs over net assets acquired, net                                    196,126                             344,160
                                                                    ------------------                  ------------------

                                                                    $       1,742,346                   $       1,947,752
                                                                    ==================                  ==================



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Notes payable                                               $         201,358                   $         210,000
        Long-term debt due within one year                                    131,193                             167,486
        Accounts payable                                                      147,368                             193,799
        Accrued expenses                                                      154,875                             178,656
                                                                    ------------------                  ------------------
             Total current liabilities                                        634,794                             749,941
                                                                    ------------------                  ------------------

Long-term debt                                                                536,766                             547,344
Deferred income taxes                                                          40,129                              45,365
Total stockholders' equity                                                    530,657                             605,102
                                                                    ------------------                  ------------------

                                                                    $       1,742,346                   $       1,947,752
                                                                    ==================                  ==================

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